EXHIBIT 10.26

LETTER AGREEMENT DATED FEBRUARY 15, 2007 BETWEEN
PARK-PREMIER MINING COMPANY AND RANCH 248 LLC

LETTER AGREEMENT
(Project “C” Joint Venture: Approximately 30 Acres)

February 15, 2007

This Letter Agreement (“Agreement”) memorializes the agreement of the undersigned, Park Premier Mining Company, a Utah corporation, f/k/a Cummings Mining Company, a/k/a Park Premier Properties (“Seller”), to enter into a joint venture with Ranch 248 LLC or its designee (“Ranch 248”) with respect to the development and sale of all of Seller’s right, title and interest in and to approximately 30 acres of land in Wasatch County, Utah, as described more particularly in Exhibit “A” attached hereto (the “Property”), upon the terms, conditions, and covenants contained herein.  Ranch 248 and Seller are sometimes called the "Parties".

The joint venture involving the development and sale of the Property shall occur based on the following terms and conditions:

A.           BASIC TRANSACTION

1.           Formation of Joint Venture.  Within five (5) calendar days of execution of this Agreement by the Parties, this Agreement shall be ratified by Seller's Board of Directors.  Thereafter within three (3) calendar days of ratification of this Agreement by at least a majority of the Seller's shareholders and satisfaction of the conditions below (the “Formation Date”), the Parties shall form a mutually-acceptable joint-venture entity (e.g., limited liability company) domiciled in Utah (the “Joint Venture Entity”) for the sole purpose of developing and selling the Property, including the construction of homes thereon (the “Project”), and shall prepare and execute a definitive joint venture agreement and/or charter documents (e.g., an operating agreement) that reflect the terms and conditions of this Letter Agreement (collectively, “Definitive JV Agreement”). The obligation of Seller to close this agreement and consummate formation of the Joint Venture Entity on the Formation Date is subject to the satisfaction, at or prior to the Formation Date, of the following conditions:(a) Seller, associated third parties and Talisker Realty Limited or assigns shall have entered into and delivered copies of Letter Agreements (Project “B,” and Project “A”: Approximately 303.1 Acres) mutually acceptable to the parties thereto; and (b) the directors and shareholders of Seller shall have approved and ratified this Agreement and Project “A” as described above.

2.           Ownership and Management of Joint Venture Entity.  The Joint Venture Entity shall be owned equally by Seller and Ranch 248, and shall be managed and operated by three managers consisting of two selected by Ranch 248 or its designee under this Agreement, and one selected by Seller (collectively, the “Managers”) in accordance with standards generally applicable to real estate developers in the area; provided, however, that the mutual consent of Seller and Talisker shall be required for any and all of the following: (i) dissolution, termination, merger or consolidation of the Joint Venture Entity; (ii) termination of this Agreement or the Definitive JV Agreement, except as otherwise provided herein or therein; (iii) any bulk sales of Joint Venture Entity assets outside the ordinary course of business, or the sale, transfer or conveyance of substantially all of the Joint Venture Entity’s assets outside the ordinary course of business; (iv)  entry into the Joint Venture Entity of any new member or owner (e.g., member, partner, shareholder); (v) the transfer or sale of any ownership or membership interest in the Joint Venture Entity (other than transfers to affiliates that control, are controlled by, or are under common control with, the transferring Party); (vi) borrowing money outside the ordinary course of business from banks, other lending institutions, or the Members, and in connection therewith, encumbering and granting security interests in the assets of the Joint Venture Entity outside the ordinary course of business to secure payments of the borrowed sum; (vii) to pay or cause to be paid compensation to any Member or the Managers outside the ordinary course of business or other than as expressly set forth herein, and (viii) to increase the number of, or replace the managers of the Joint Venture Entity, except for a Member’s right to replace its own designated Manager or Managers.  No member of the Joint Venture Entity may sell any portion of their ownership or membership interest therein for a period of four (4) years following the Formation Date.  Thereafter, if a member receives a bona-fide written offer to purchase its interest, such member shall provide the other member with written notice of the offer together with a copy of the offer, and the other member shall have the right for a period of sixty (60) days after receipt of such notice to elect to purchase the interest on the same terms and conditions as those contained in the offer.  If the other member fails to make such election within said time period, then the selling member may consummate the purchase and sale of its membership interest pursuant to the terms and conditions of such offer.

3.           Conveyance of Property.  Within three (3) business days of the Formation Date (the “Contribution Date” or "Closing"), Seller shall convey the Property “AS-IS,” except as otherwise expressly provided in this Agreement, to the Joint Venture by Special Warranty Deed.  For purposes of this Agreement and the transactions contemplated hereunder, the Property shall be deemed to have a Property Value of $3,500,000.  At Closing, Seller may file a deed of trust, collateral assignment of agreements, permits and licenses, assignment of rents and profits, and security agreement (collectively, the “Deed of Trust”) in the amount of the Property Value. Seller agrees the lien of its Deed of Trust will be subject, subordinate, junior and inferior in all respects to the liens evidenced by and the payments due under or in connection with any construction loan or permanent financing provided, obtained or secured in connection with development of the Property. At the request of such lenders and without further consideration, Seller agrees to execute, deliver and record such other documents, and take such other action to confirm and effectuate the foregoing.

4.           Ranch 248 Responsibilities.  Ranch 248 shall have the following responsibilities on behalf of and in relation to the operation and management of the Joint Venture Entity: (i) as soon as practicable following Closing but not later than 18 months following Closing, create a business & development plan that specifies development timing parameters and that is consistent with the look and feel of Talisker residential developments in the vicinity of the Project, and that addresses material aspects of the Project including land planning, design, imaging, marketing, budgeting and sales; (ii) submit the Project to Wasatch County for approvals and permitting within 18 months following Closing; (iii) as soon as practicable following receipt of such approvals and permits, commence construction of the Project, and diligently proceed in good faith and complete all construction and development work in accordance with the business plan & development plan through to Project completion; (iv) cause the Joint Venture Entity to pay all direct and indirect costs (as determined in accordance with GAAP) related to the construction, development and sale of the Project, including sales and marketing costs; (v) arrange financing for the Project at rates substantially the same as those then paid by Ranch 248 or its affiliates to its commercial lenders; and (vi) advance to the Joint Venture Entity, as a Special Capital Contribution, any funds necessary to complete the Project in the event the proceeds of such financing are insufficient.  In no event shall Seller have any obligation to fund the costs or expenses of the Joint Venture Entity or the Project.  The schedule described in (i), (ii) and (iii), above, may be amended by the unanimous consent of the Managers, which shall be granted if Ranch 248 has diligently and in good faith carried out the Project to that point, and if either a force majeure event or other good cause exists for relief from the schedule, which relief must be sought by Ranch 248 at or about the time of the causal event.

5.           Ranch 248 Compensation.  Ranch 248 shall be compensated for the Ranch 248 Responsibilities (described above) as follows:

a.           A Construction Management Fee equal to five percent (5%) of the hard and soft costs associated with the improvement and development of the underlying Property, but excluding the direct costs associated with the construction of homes themselves thereon (referenced in 5(b), below), the cost of the acquisition of the Property, any above-market construction costs charged by a Talisker construction entity for improvement and development of the Property, and the cost of Talisker Club membership, such fee to be paid as described below.  Ranch 248 and the Joint Venture Entity shall not enter into any above market construction contracts involving the development of the Property with any Talisker-affiliated person or entity.

b.           A Construction Development Fee equal to eight percent (8%) of the hard and soft costs associated with the construction of the homes themselves, but excluding the acquisition costs of the Property, the costs referenced in Subsection 5(a) above, any above-market construction costs charged by a Talisker construction entity for improvement and development of the Property, and the cost of Talisker Club membership, such fee to be paid as described below.

c.           A Talisker Branding Fee of eighteen percent (18%) of the actual retail sales price (excluding broker commissions and the cost of the associated Talisker Club membership) of all lots, parcels, homes and improvements sold in connection with the Project, such Branding Fee to be paid as described below.  Neither owner of the Joint Venture Entity shall be obligated to pay any capital contributions, special assessments or other proceeds to the Joint Venture Entity for purposes of allowing the Joint Venture Entity to pay the Branding Fee as described herein.

6.           Payment and Distribution of Joint Venture Revenues.  All revenues received by the Joint Venture Entity from the transfer or sale of homes or and improvements or any of its assets shall be paid and distributed as follows: (i) first, as required by any lender that has provided financing for the Project; (ii) second, to Seller in payment of the Property Value; (iii) third, to the repayment of any Special Capital Contribution made by Ranch 248 under Section 4, above; (iv) fourth, to the payment of the Construction Management Fee, the Construction Development Fee, and then the Talisker Branding Fee; and (v) fifth, 50/50 to the Parties.

B.           OTHER TERMS AND CONDITIONS

1.
Seller Warranties and Representations. Seller represents that Seller has fee title to the Property and will convey to the Joint Venture Entity good and marketable title to the Property free from any options, claims, rights to purchase, or encumbrances, except those approved by Ranch 248.  Seller agrees to be responsible for taxes related to the Property prior to Contribution Date.  Seller will cause to be paid by the Contribution Date all mortgages, trust deeds, judgments, mechanic's liens, damages, claims, tax liens and warrants involving the Property which appear in the Title Commitment delivered to the Joint Venture Entity as of the Contribution Date, and will indemnify and hold the Joint Venture Entity and its principals harmless from and against such to the extent related to any events and/or ownership of the Property prior to the Contribution Date.  Seller shall fully cooperate with and support in any way necessary the Joint Venture Entity’s development efforts including all entitlement and permitting processes. Seller disclaims, and makes no representation or warranty with respect to water or water rights including, without limitation, the ability of the Property to participate in, or purchase water rights from any water district.

2.          Seller Disclosures.  No later than ten days following execution of this Agreement, Seller shall provide to Ranch 248 the following (“collectively, "Seller Disclosures"): (a) a current commitment for a policy of title insurance issued by Coalition Title Agency; (b) a copy of any leases and rental agreements now in effect, if any, with regard to the Property; (c) a copy of written notices of any claims or conditions concerning the Property, if any, including without limitation, any relating to environmental conditions; and (d) any agreements, documents, surveys or studies in Seller’s possession concerning the Property including, without limitation, any option or purchase agreements.  Within three days of receipt of the Seller Disclosures, Ranch 248 may terminate this Agreement based on any material condition adversely affecting the Property, as identified in the Seller Disclosures, or give Seller written notice of unmerchantability of title or of any other unsatisfactory title condition shown by the title documents.  If Seller receives notice of unmerchantability of title or any other unsatisfactory title conditions, Seller shall use reasonable efforts to correct said items and bear any nominal expense to correct the same prior to the Contribution Date.  If such unsatisfactory title conditions are not corrected to Ranch 248’s satisfaction on or before Contribution Date, this Agreement shall then terminate; provided, however, Ranch 248 may, by written notice received by Seller, on or before Contribution Date, waive objection to such items, in which case the Property shall be deeded to the Joint Venture Entity as provided herein.  Upon such waiver and notwithstanding any other provision of this Agreement to the contrary, all of Seller’s obligations as to any such waived conditions shall be deemed discharged and satisfied, and Seller deemed released by Ranch 248 and Joint Venture Entity from any and all claims in connection therewith.

3.          Talisker Club.  The purchasers or transferees of any platted Project lot shall be required to acquire a Talisker Club membership at the then applicable price or deposit amount.

D.           COSTS

Ranch 248 and Seller are responsible for their respective costs and expenses incurred at any time in connection with pursuing or consummating this Agreement.  Notwithstanding the foregoing, Joint Venture Entity shall be responsible for the title insurance premium for an Owner’s Policy of Title Insurance issued to the Joint Venture Entity in the full amount of the Property Value.  Items such as property taxes and other assessments and charges shall be pro-rated between Seller and the Joint Venture Entity as of the Contribution Date.

E.           MISCELLANEOUS

1	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same agreement.

2	Binding Effect. Upon execution of this Agreement, the development and sale of the Property shall occur in accordance with the terms and conditions of this Agreement.

3
Confidentiality.  The Parties shall at all times keep the terms and conditions of this Agreement and the transactions contemplated hereunder in relation to the development and sale of the Property strictly confidential, and shall not disclose such outside their respective organizations except that Ranch 248 may disclose such to any party providing financing or professional services to Ranch 248 or its affiliates, or as required by law either through mandatory legal process or in disclosures required of public companies. Each Party shall cause its members, officers, employees, agents, representatives and affiliates to abide by the provisions of this Paragraph.

4
Governing Law; Jurisdiction; Costs.  This Agreement shall be construed in accordance with and governed by the laws of the State of Utah.  In the event of any dispute related to this Agreement or the Property, (i) any formal action shall be commenced and maintained in federal and/or state courts located in Utah, and (ii) the prevailing party shall be entitled to all costs and expenses related thereto, including attorney’s fees.

5.
Commissions.   Each party represents and warrants that no broker or finder has acted directly or indirectly for it in connection with this Agreement, and no broker or finder is entitled to any brokerage or finder’s fee or other commission in connection with the transactions contemplated herein.

6.
General.  The captions and headings of this Agreement are for convenience and reference only, and do not affect the construction or interpretation of any of its provisions.  In this Agreement the singular includes the plural, the plural the singular, and the use of any gender is applicable to all genders. This Agreement shall not be assigned without the prior written consent of the parties hereto, such consent not to be unreasonably withheld.

[SIGNATURES COMMENCE ON NEXT PAGE]

Park Premier Mining Company

/s/ Robert W. Dunlap
By:
Its: President 2/21/07

Ranch 248 LLC

/s/ David J. Smith
By:
Its: Authorized Signing Officer